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                                                                   EXHIBIT 10.22

August 19, 1996

FAX TO: O'Gara-Hess & Eisenhardt Armoring Co.
ATTN: Stewart Burton
FROM: Mexinvest S.A. de C.V.

Dear Sirs:

You have asked us to extend the purchase option on the buildings located on Andromaco 13 & 23 from October 1, 1996 to November 15, 1996.

In order to extend the option, we will require the following:

1-An advance of US$7500 by September 3, 1996 on the commission to be paid.

2-An increase of 7% to the rental amount O'Gara pays to Mexinvest. The increase would be effective September 1st and the new rent would be paid through the month of closing (September to November 30, 1996 if we close on November 15). Also, sixty meters of office space previously rented to Impercoat will be added to your lease.

3-O'Gara would be responsible for the rent Anagram pays to Mexinvest after October 1, 1996 if this company decides to leave prior to closing. Their rent is $19,800.-Pesos plus I.V.A. per month and would be payable through the month of closing.

4-In the event the purchase option is not exercised, O'Gara would continue to rent the space it is using plus all areas left by Impercoat and Anagram.

5-Industrias Birtman will continue to have an option to rent warehouse and office space after the closing date of November 16, 1996 until June 30, 1997. Shortly after closing, Birtman plans to vacate the 135 sq.mts. (13mx10.5m) behind O'Gara's paint shop reducing the warehouse space to be rented to 750 mts.

Kindly confirm your agreement by fax.

Sincerely,


/s/John R. Hock
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27 August 1996

John R. Hock
Mexinvest S.A. de C.V.
Apartado Postal 106-222
Mexico 11980 D,F,

RE:  Extension of Purchase Option

Mr. Hock

         Please accept this as notification to you that we accept the terms and conditions as described in your letter dated August 19, 1996, regarding the extension of the option to acquire the building at Andromaco 13 & 23. The advance commission of $7,500 US shall be forwarded to you for receipt prior to August 31, 1996.

Regards,

/s/W.T. O'Gara

W.T. O'Gara
Chief Executive Officer